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                                                                     Exhibit 4.4

                         HARVEST NATURAL RESOURCES, INC.
                           DEFERRED COMPENSATION PLAN
                           FOR THE BOARD OF DIRECTORS


1.       PURPOSE

         The purpose of this Plan is to 1) provide a means for deferring payment of all or a portion of regular Board retainers, and 2) encourage Board members to participate in the equity of Harvest Natural Resources, Inc. (the "Company") on a long-term basis. Board Compensation eligible for this deferral program includes all regular Board retainers, Chairman of the Board retainer and Committee Chair retainers, excluding expenses and meeting fees and business meeting fees, payable to Directors for their service on the Board of Directors (the "Board") of the Company. Such compensation eligible to be deferred is referred to herein as "Compensation".

2.       EFFECTIVE DATE AND PLAN YEAR

         The first plan year is effective beginning June 1, 2003 and a new plan year commences as of the first day of the month which follows the Annual Meeting of Stockholders thereafter unless terminated or modified by the Board of Directors.

3.       ELIGIBILITY

         Any individual serving as a member of the Board as of the effective date of this Plan or who subsequently becomes a member is eligible under this Plan, provided that no member who is an employee of the Company or any of its subsidiaries shall be eligible under this Plan during the time the he or she is an employee of the Company.

4.       ELECTION

         Election to defer Compensation is to be made on or before the first day of the month which follows the Annual Meeting of Stockholders, for Compensation for services as a member of the Board for the following and later plan years; provided, however, the election to defer Compensation for the period of June 1, 2003 through the first day of the month which follows the next Annual Meeting of Stockholders is to be made within 30 days after the approval of the Plan at the May 22, 2003 Board meeting.

         Election to defer is a continuing election until changed by the Director on or before the end of any plan year for the then following and later plan years. However, once an election is made (and effective), subsequent elections will have no effect on the amounts, timing and manner of payment covered by the previous election.

         Any newly elected Director who was not a Director immediately following the preceding Annual Meeting of Stockholders may elect, within 30 days after his or her term begins, to

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         defer Compensation for services as a member of the Board for the balance of the plan year in which such election is made.

         Forms shall be made available to Directors each year for the purpose of making or changing their election.

5.       AMOUNT

         All or any portion, in multiples of 10%, of a Director's Compensation may be deferred. Compensation includes regular Board retainers, Chairman of the Board retainer and Committee Chair retainers and excludes meeting fees paid for Board or Committee meetings, business meeting fees and expenses.

6.       DEFERRED ACCOUNTS

         Each Director shall have a Harvest Stock Unit Account and a Fixed Income Account (together, the "Accounts"). Amounts deferred pursuant to paragraph 5 may be credited to either Account, at the election the Director made at the time of the deferral election, in multiples of 10% of such Director's Compensation within each account. At no time may the Director transfer balances between Accounts.

         (a)      HARVEST STOCK UNIT ACCOUNT

                  (i) Amounts deferred and credited to the Harvest Stock Unit Account shall be converted into phantom shares of the Company's common stock on the basis of the average Fair Market Value of the Company's common stock during the 5 trading day period commencing on the first trading day in a plan year. . "Fair Market Value" means the average of the high and low trading prices per share on the applicable dates, as reported in The Wall Street Journal listing of consolidation trading for New York Stock Exchange issues. The Harvest Stock Unit Account will be credited on or about the first business day which follows the 5 trading day period.

                  (ii) On the record date for each cash dividend or other cash distribution with respect to the Company's common stock, each Director's Harvest Stock Unit Account shall be credited with an amount equal to the amount of the per share dividend or distribution, multiplied by the number of phantom shares of the Company's common stock in such Account, and, if such Director is then serving as a member of the Board, shall be converted into phantom shares of the Company's common stock on the basis of the Fair Market Value of the Company's Common Stock on the payment date for such dividend or distribution. If a Director is no longer serving as a member of the Board on the record date for such dividend or distribution, the amount representing such dividend or distribution shall be credited to and paid out of the Harvest Stock Unit Account to such Director as soon as practicable after the payment date for such dividend or distribution.

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                  (iii)    In the event of a subdivision or combination of
                           shares of Company common stock, the number of phantom shares credited to the Harvest Stock Unit Accounts on the effective date of such subdivision or combination shall be proportionately subdivided or combined as the case may be. No adjustment shall be made in phantom shares in connection with the issuance by the Company of any rights or options to acquire additional shares of Company common stock or securities convertible into Company common stock. In the event of any stock dividend or reclassification of Company common stock, any merger or consolidation to which the Company is a party, or any spinoff of shares or distribution of property other than cash with respect to the Company common stock, the Human Resources Committee shall cause appropriate adjustments, if any, to be made in the phantom shares to reflect such stock dividend, reclassification, merger or consolidation, spinoff or distribution of property.

                  (iv) The Company shall credit an additional 50 percent to the Harvest Stock Unit Account of any Director who elects to have his or her Compensation deferred and credited to the Harvest Stock Unit Account. The Company's matching contribution shall be credited to the Harvest Stock Unit Account and shall remain so credited until the Director's service as a member of the Board is terminated for any reason. The Company's matching contribution shall be forfeited by the Director if he or she terminates service (for reasons other than disability or death) prior to the first anniversary of the plan year for which the deferral is applicable. Notwithstanding the foregoing, a forfeiture shall not be imposed if the Director's termination of service occurs within two years of a change of control of the Company or if the Human Resources Committee determines that it is in the best interests of the Company not to impose the forfeiture.

         (b)      FIXED INCOME ACCOUNT

                  Amounts credited to the Fixed Income Account shall earn interest compounded quarterly, from the date the Compensation would otherwise have been paid until it is actually paid in full. The rate of interest shall be set at an annual rate equal to the greater of 10% or the "prime rate" for commercial loans by Citibank.

7.       DISTRIBUTION

         All distributions from the Fixed Income Account and Harvest Stock Unit Account shall be made in cash. Cash distributions from the Harvest Stock Unit Account will be made on the basis of the Fair Market Value of the Company's common stock on the last trading day preceding the date of distribution multiplied by the number of phantom shares of the Company's common stock in such Account represented by the distribution. The Director
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         must elect, at the same time and on the same form provided to elect a deferral of Compensation, the timing and manner of payment of such Compensation.

         (a)      TIMING OF PAYMENT

                  Distributions from the Fixed Income Account shall begin on the future date specified by the Director in the deferral election form, including following retirement from the Director's principal occupation. Distributions from the Harvest Stock Unit Account shall begin no sooner than six months nor later than one year following termination from the Board for any reason, as specified by the Director in the deferral election form.

         (b)      MANNER OF PAYMENT

                  The Director may elect to receive payment from the Accounts in a lump sum or in 3 or 5 annual installments of an aggregate amount of cash equal to the value of the accounts maintained for the Director in the Accounts at the business day preceding the installment payment divided by the remaining number of such annual installments. If the amount in a Director's Account is less than $50,000 at the time the first annual installment is to be paid, the Company may elect to pay the amount in a single lump sum.

         (c)      CHANGES TO DISTRIBUTION ELECTION

                  The Director may change his distribution election at any time so long as the change is made at least one year prior to the revised distribution date. In the event that the Director's service terminates less than a year from the revised distribution date, the prior distribution election will determine the date and form of the distribution.

         In the case of distributions from the Fixed Income Account, the lump sum or first installment is to be paid in January of the year elected by the Director. In the case of distributions from the Harvest Stock Unit Account, the lump sum or first installment will be paid no sooner than six months nor later than one year following the date of termination of service as a member of the Board, as elected by the Director, and any remaining installments in January of each succeeding year until the total balance is paid.

         In the event of the death of a Director then serving as a member of the Board or a terminated or retired Director entitled to a distribution under this Plan, the balance of the Accounts shall be payable to the estate or designated beneficiary in full within 90 days of such Director's, terminated Director's or retired Director's death.

         The Director will designate his or her beneficiary at the same time he or she elects deferral of Compensation. However, the latest designated beneficiary will be the beneficiary or beneficiaries for the total of all distributions from the Accounts. The

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         designated beneficiary may be changed at any time on a form provided by the Secretary of the Company, provided that no designation will be effective unless it is filed with the Secretary of the Company prior to the Director's death. Directors who name a beneficiary other than their spouse will be required to provide spousal consent to the beneficiary designation.

8.       UNFUNDED PLAN

         The plan is intended to be an unfunded plan for tax purposes and under Title I of ERISA.

         The liability of the Company to any Director, terminated Director, retired Director or his or her estate or designated beneficiary under the Plan shall be that of a debtor only pursuant to such contractual obligations as are created by the Plan, and no such obligation of the Company shall be deemed to be secured by any assets, pledges, or other encumbrances on any property of the Company.

         At the sole discretion of the Company, the Company may establish or become a signatory to a rabbi trust to accumulate assets to help fulfill its obligations under the plan. The existence of such plan shall not create a lien on any asset held by the Company, contributed to any trust created, or otherwise designated to be used for payment of any of its obligations created by this agreement.

9.       INALIENABILITY OF DEFERRED COMPENSATION

         Except to the extent of the rights of a designated beneficiary, no distribution pursuant to, or interest in, the Plan may be transferred, assigned, pledged or otherwise alienated and no such distribution or interest shall be subject to legal process or attachment for the payment of any claims against any individual entitled to receive the same.

10.      CONTROLLING STATE LAW

         All questions pertaining to the construction, regulation, validity and effect of the Plan shall be determined in accordance with the laws of the State of Texas.

11.      AMENDMENT

         The Board of Directors of the Company in its sole discretion may amend, suspend or terminate the Plan at any time. However, any such amendment, suspension or termination of the Plan may not adversely affect any Director's or his or her beneficiary's rights with respect to Compensation previously deferred.

12.      ADMINISTRATION

         Administration of the Plan will be coordinated by the Controller of the Company. Administration will include, but not be limited to, crediting of deferred compensation,

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         dividends and accrued interest to individual Director accounts and ultimate disbursement of deferred amounts.

13.      EFFECTIVE DATE

         This Plan shall become effective May 23, 2003 applicable only to compensation for services rendered on or after that date.


APPROVED BY THE BOARD OF DIRECTORS May 22, 2003

AMENDED BY HUMAN RESOURCES COMMITTEE May 19, 2004